Exhibit 99.1

News from Xerox

For Immediate Release	Xerox Corporation 201 Merritt 7 Norwalk, CT 06851-1056 Tel +1-203-968-3000

Xerox Announces Change to Board of Directors and

Confirms Receipt of Director Nominations from Carl Icahn

No Shareholder Action Required at this Time

NORWALK, Conn., Dec. 11, 2017, – Xerox Corporation (NYSE: XRX) announced today that Jonathan Christodoro, former Managing Director of Icahn Capital LP, has resigned from the company’s Board of Directors in order to allow Carl Icahn and his affiliated funds (the “Icahn Group”) to submit nominations for the election of director candidates at the 2018 Annual Meeting of Shareholders. In connection with Christodoro’s resignation, the standstill arrangement between the company and the Icahn Group entered into on June 27, 2016 was terminated, and Xerox received notice from the Icahn Group of its nomination of four director candidates to stand for election at the company’s 2018 Annual Meeting.

Xerox has issued the following statement:

Since our December 2016 separation of Conduent Inc., we have delivered on our commitments to shareholders and are ahead of plan relative to our well-defined Strategic Transformation. In 2017 alone, we expect to meet or exceed our target of $600 million of gross cost savings, a critical step as we continue our journey to improving our revenue trajectory. Xerox has just introduced the largest product launch in the company’s history, which should further enhance the company’s revenue trajectory. Xerox today reaffirmed its full year guidance for adjusted operating margin, earnings per share, cash flow and revenue provided on October 26, 2017 in connection with the company’s third quarter 2017 financial results.

Shareholders have recognized our strong progress: Xerox’s share price has increased almost 30 percent year-to-date, well in excess of the S&P 500. We look forward to continuing to deliver value for our shareholders in the quarters and years ahead.

The Board and management team are focused on enhancing shareholder value and will continue to take the necessary actions to achieve this objective.

Xerox shareholders are not required to take any action at this time. The Corporate Governance Committee of the Xerox Board of Directors will carefully review and consider the Icahn Group’s director candidates and make a formal recommendation regarding director nominees in the company’s definitive proxy statement and other materials to be filed with the Securities and Exchange Commission and mailed to all shareholders eligible to vote at the 2018 Annual Meeting. The 2018 Annual Meeting has not yet been scheduled.

Centerview Partners LLC is serving as financial advisor to Xerox and Paul, Weiss, Rifkind, Wharton & Garrison LLP is serving as legal counsel.

About Xerox

Xerox Corporation is an $11 billion technology leader that innovates the way the world communicates, connects and works. Our expertise is more important than ever as customers of all sizes look to improve productivity, maximize profitability and increase satisfaction. We do this for small and mid-size businesses, large enterprises, governments, graphic communications providers, and for our partners who serve them.

We understand what’s at the heart of work – and all of the forms it can take. We embrace the increasingly complex world of paper and digital. Office and mobile. Personal and social. Every day across the globe – in more than 160 countries – our technology, software and people successfully navigate those intersections. We automate, personalize, package, analyze and secure information to keep our customers moving at an accelerated pace. For more information visit www.xerox.com.

Forward-Looking Statements

This release and other written or oral statements made from time to time by Xerox Corporation may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to manage changes in the printing environment and markets and expand equipment placements; interest rates, cost of borrowing and access to credit markets; funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; the risk that we do not realize all of the expected strategic and financial benefits from the separation and spin-off of our Business Process Outsourcing business; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017, September 30, 2017 and our 2016 Annual Report on Form 10-K, as well as our Current Reports on Form 8-K filed with the Securities and Exchange Commission (“SEC”). Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Additional Information

Xerox Corporation, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the company’s shareholders in connection with the matters to be considered at Xerox’s 2018 Annual Meeting. Xerox intends to file a proxy statement and proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Company shareholders. XEROX SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of Xerox’s directors and executive officers in Xerox stock and other securities is included in SEC filings on Forms 3, 4, and 5, which can be found through Xerox’s website (www.xerox.com) in the section “Investors” or through the SEC’s website at www.sec.gov. Information can also be found in Xerox’s other SEC filings, including Xerox’s Annual Report on Form 10-K and Xerox’s Quarterly Reports on Form 10-Q. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with Xerox’s 2018 Annual Meeting. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Xerox with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge on Xerox’s website at www.xerox.com.

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Media Contact:

Carl Langsenkamp, Xerox, +1-585-423-5782, Carl.Langsenkamp@xerox.com

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